Exhibit 99.1

Contact:
Richard Garr, President	301.366.4960
Ina McGuinness, Investor Relations	310.954.1100
Deanne Eagle, Media	917.837.5866

For Immediate Release

NEURALSTEM RECEIVES PATENT ALLOWANCE FOR COMPOUNDS THAT PROMOTE NEUROGENESIS

Rockville, Md., June 4, 2009 —Neuralstem, Inc. (NYSE Amex: CUR) announced today it received a notice of allowance from the U.S. Patent and Trademark Office (USPTO) for a patent on four new chemical entities that boost the generation of new neurons.  Patent application 12/049,922, entitled “Use of Fused Nicotinamides to Promote Neurogenesis,” claims four chemical entities and any pharmaceutical composition including them.

“We are extremely pleased and proud to be getting this patent coverage,” said Neuralstem President and CEO Richard Garr. “The ability to promote neurogenesis—the birth of new neurons in the adult brain—has recently been a focus of intense research by scientists and pharmaceutical companies worldwide. These four compounds, with potent demonstrated neurogenic activity, are first-in-class compounds, were discovered entirely in-house and are owned by the Company.  These are the only drugs we are aware of with the demonstrated ability to stimulate neurogenesis of normal adult brain cells, which indicates that they are truly neurogenic.”

The patent discloses potent activities by these chemicals to boost the generation of new neurons from human neural stem cells in-vitro as well as from the hippocampus of normal adult rodent brains.  The patent further discloses that these chemicals may be useful in treating a number of major central nervous system (CNS) diseases including depression, Alzheimer’s disease, stroke and traumatic brain injury, among others.

“The hippocampus is the area of the brain that is central to learning, memory and emotion,” Dr. Karl Johe, Ph.D., Neuralstem Chairman and Chief Scientific Officer, explained. “The hippocampus is also the only area in the brain that is known to normally generate new neurons.  In diseases such as major depression, Alzheimer’s disease, stroke and traumatic injury, the hippocampus is critically atrophied or injured. Utilizing our unique technology, which allows us to reproduce the neurogenesis from human hippocampal stem cells in-vitro, we were able to screen large chemical libraries to identify these potent compounds that may reverse certain CNS pathologies by stimulating the brain’s own capability to generate new neurons.”

Richard Garr added, “We expect to be in a Phase I safety trial for treatment of major depression with our lead compound from this group by early next year.” We already have synthesized this compound on a large scale. It is orally active, with good pharmacokinetic profiles in both the blood and brain, and no toxicity even at very high doses. We also expect to be testing these compounds for stroke, traumatic brain injury and other major indications.”

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.  Neuralstem’s IND is under review with the FDA for ALS.  ALS is a progressive, fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year.  Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE; June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended March 30, 2009.

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